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                             ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          AMERICAN GENERAL CORPORATION



Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation:

     ARTICLE ONE.  The name of the corporation is American General Corporation.

     ARTICLE TWO. The following amendment (the "Amendment") to the Restated Articles of Incorporation was approved by the shareholders of the corporation on April 30, 1998:

     The first paragraph of ARTICLE FOUR is amended to read in its entirety as follows:

                                  ARTICLE FOUR

     The aggregate number of shares of stock which the corporation shall have the authority to issue is eight hundred sixty million (860,000,000) shares, consisting of sixty million (60,000,000) shares of Preferred Stock of the par value of One Dollar Fifty Cents ($1.50) per share (hereinafter referred to as the "Preferred Stock"), and eight hundred million (800,000,000) shares of Common Stock of the par value of Fifty Cents ($0.50) per share (hereinafter referred to as the "Common Stock").

     ARTICLE THREE. As of the record date for the meeting at which the shareholders were entitled to vote on the Amendment, a total of 253,740,059 shares of Common Stock (one vote for each share) and 2,317,701 shares of Preferred Stock (four-fifths of one vote for each share) were outstanding and entitled to vote on the Amendment. The affirmative vote of at least two-thirds of the outstanding shares of Common Stock and Preferred Stock voting together as a class, and the affirmative vote of at least two-thirds of the outstanding shares of Common Stock voting separately as a class, was required for approval of the Amendment.

          The number of shares of each class voted for and against the Amendment, respectively was:

                                    Number of Shares Voted
                                    ----------------------
          Class                     For            Against
          -----                     ---            -------

          Common                    205,510,478   20,960,903
          Preferred                   1,405,498        1,086



Dated this 30th day of April, 1998.


                              AMERICAN GENERAL CORPORATION


                              By:  /S/ SUSAN A. JACOBS
                                  --------------------------------------
                                    Susan A. Jacobs
                                    Senior Vice President and Corporate
                                    Secretary